ASSET PURCHASE AGREEMENT

                                     BETWEEN

                                 HAPPY ICE CORP.

                                       AND

                           Vermont Pure Springs, Inc.



                                                 Table of Contents

                                                               Page No.


1.         THE TRANSACTION.......................................  1
           ---------------
           1.1    Sale and Purchase of Assets....................  1
                  ---------------------------
           1.2    Excluded Assets................................  2
                  ---------------
           1.3    Liabilities....................................  2
                  -----------
           1.4    Purchase Price.................................  3
                  --------------
           1.5    Allocation of Purchase Price...................  4
                  ----------------------------
           1.6    The Closing....................................  4
                  -----------
           1.7    Deliveries and Proceedings at Closing..........  4
                  -------------------------------------
                  (a)    Deliveries by Seller....................  4
                         --------------------
                  (b)    Deliveries by Buyer.....................  5
                         -------------------
                  (c)    Other Actions At Closing................  5
                         ------------------------
           1.8    Regarding Certain Consents.....................  5
                  --------------------------

2.         REPRESENTATIONS AND WARRANTIES OF SELLER..............  6
           ----------------------------------------
           2.1    Organization and Existence.....................  6
                  --------------------------
           2.2    No Subsidiaries................................  6
                  ---------------
           2.3    Authorization and Enforceability...............  6
                  --------------------------------
           2.4    No Violation of Laws or Agreements.............  7
                  ----------------------------------
           2.5    Inventory......................................  7
                  ---------
           2.6    No Pending Litigation or Proceedings...........  7
                  ------------------------------------
           2.7    Contracts; Compliance..........................  7
                  ---------------------
           2.8    Compliance with Laws...........................  8
                  --------------------
           2.9    Consents.......................................  8
                  --------
           2.10   Title to Personal Property; Condition of
                  Property......................................   8
                  ----------------------------------------
           2.11   Brokerage......................................  8
                  ---------
           2.12   Financial Information..........................  9
                  ---------------------

3.         REPRESENTATIONS AND WARRANTIES OF BUYER...............  9
           ---------------------------------------
           3.1    Organization and Existence.....................  9
                  --------------------------
           3.2    Due Authorization..............................  9
                  -----------------
           3.3    No Violation of Laws or Agreements.............  9
                  ----------------------------------
           3.4    Brokerage....................................... 10
                  ---------

4.         CERTAIN OBLIGATIONS OF SELLER PRIOR TO CLOSING......... 10
           ----------------------------------------------
           4.1    Conduct of Business Pending Closing............. 10
                  -----------------------------------
                  (a)    Ordinary Course; Compliance.............. 10
                         ---------------------------
                  (b)    Material Transactions.................... 10
                         ---------------------
           4.2    Insurance....................................... 11
                  ---------
           4.3    Fulfillment of Agreements....................... 11
                  -------------------------
           4.4    Buyer's Access to Premises and Information...... 11
                  ------------------------------------------

5.         CONDITIONS PRECEDENT................................... 12
           --------------------
           5.1    Conditions Precedent to Buyer's Performance..... 12
                  -------------------------------------------
                  (a)    Accuracy of Representations and Warranties... 12
                         ------------------------------------------
                  (b)    Performance.............................. 12
                         -----------
                  (c)    Satisfactory Instruments of Transfer..... 12
                         ------------------------------------
                  (d)    Required Consents........................ 12
                         -----------------
                  (e)    No Litigation or Orders.................. 12
                         -----------------------
                  (f)    No Controversies......................... 13
                         ----------------
                  (g)    Obligations Under Lease.................. 13
                         -----------------------
           5.2    Conditions Precedent to Seller's Performance.... 13
                  --------------------------------------------
                  (a)    Accuracy of Representations and Warranties.. 13
                         ------------------------------------------
                  (b)    Performance.............................. 13
                         -----------
                  (c)    Satisfactory Instruments................. 13
                         ------------------------
           5.3    Termination..................................... 13
                  -----------
                  (a)    When Agreement May Be Terminated......... 13
                         --------------------------------
                  (b)    Effect of Termination.................... 14
                         ---------------------

6.         CERTAIN ADDITIONAL COVENANTS........................... 14
           ----------------------------
           6.1    Sales Taxes..................................... 14
                  -----------
           6.2    Expenses........................................ 14
                  --------
           6.3    Risk of Loss.................................... 14
                  ------------
           6.4    Access to Records After Closing................. 15
                  -------------------------------
           6.5    Further Assurances.............................. 15
                  ------------------
           6.6    Restrictive Covenant............................ 15
                  --------------------
           6.7    Waiver of Bulk Sales Notification............... 16
                  ---------------------------------
           6.8    Guarantor....................................... 16
                  ---------
           6.9    Financial Information........................... 16
                  ---------------------
           6.10          Collection Efforts....................... 17
                         ------------------

7.         MISCELLANEOUS........................................... 17
           -------------
           7.1    Survival of Representations and Warranties....... 17
                  ------------------------------------------
           7.2    Exhibits and Schedules........................... 17
                  ----------------------
           7.3    Headings......................................... 17
                  --------
           7.4    Governing Law.................................... 17
                  -------------
           7.5    Notices.......................................... 17
                  -------
           7.6    Counterparts..................................... 19
                  ------------
           7.7    Assignment; Binding Agreement.................... 19
                  -----------------------------
           7.8    Severability of Provisions....................... 19
                  --------------------------
           7.9    Entire Agreement................................. 19
                  ----------------


                                                     Schedules

           1.1(a)        Leases.....................................21
           1.1(b)        Fixed Assets...............................22
           1.1(c)        Inventory..................................23
           1.1(d)        Assigned Contracts.........................24
           1.5           Allocation of Purchase Price...............25
           2.12                  Financial Information..............26

                            ASSET PURCHASE AGREEMENT


           ASSET PURCHASE AGREEMENT dated April 30, 1996 between Happy Ice Corp. ("Seller") and Vermont Pure Springs, Inc., a Delaware corporation ("Buyer").

                                   Background
     A. WHEREAS, Vermont Pure Springs, Inc. ("VPS") is a company engaged in the bottling and sale of natural spring water with its manufacturing facility in Randolph, Vermont and its principal place of business in Randolph, Vermont, and

     B. WHEREAS, Happy Spring Water ("HSW") is an operating division of Happy Ice Corp., a New York company, engaged in the bottling, sale and distribution of spring water and the rental of cooler/dispenser equipment for home and office customers with its principal place of business in Buffalo, New York (the "Business"), and

     C. WHEREAS, both Parties desire to enter into this agreement by which VPS shall purchase certain assets and the business of HSW;


                                      Terms

           NOW THEREFORE, in consideration of the mutual covenants set forth in this Agreement, and intending to be legally bound, the parties hereby agree as follows:

1.         THE TRANSACTION.

           1.1 Sale and Purchase of Assets. Upon the terms and subject to the conditions set forth in this Agreement, Seller will sell, transfer, convey and assign to Buyer, and Buyer will purchase and acquire from Seller, at the closing hereunder (the "Closing") certain of Seller's properties and assets. The properties and assets of Seller to be transferred hereunder (together, the "Assets") are as follows:

                  (a) all of Seller's right, title and interest under, in and to the leases described in Schedule 1.1(a) (the "Leases") subject to the consent of the lessors to such assignments;

                  (b) all of Seller's fixed assets principally used in connection with thebusiness of HSW and set forth in the attached Schedule 1.1
(b);

                  (c)    all of Seller's inventory described in Schedule 1.1(c);

                  (d) all of Seller's right, title and interest under, in and to certain contracts and agreements described in schedule 1.1(d) (the "Assigned Contracts");

                  (e) all of Seller's records pertaining to the Assets and the Business, including all historical operating records of such operations, all records regarding the equipment and facilities included in the Assets, all records regarding recent or current sales of water to third parties, all reports, engineering and geological studies, surveys, appraisals and other data regarding the Assets, and all title abstracts, opinions and other records regarding title to the other Assets as may exist on the Closing date (collectively the "Records");

                  (f) all of Seller's licenses and other governmental approvals with respect to the operations of its Business and all pending applications therefor (the "Permits"), to the extent such Permits are assignable and may be transferred to Buyer;

                   (g)all of Seller's accounts receivable (without any warranty or representation as to collectability); and

                  (h)    all customer lists of Seller of the Business.

           1.2 Excluded Assets. Seller shall retain and the Assets shall not include the following assets:

                  (a) the consideration to be delivered to Seller pursuant to this Agreement;

                  (b) all Seller's cash, bank deposits, security deposits, marketable securities and cash accounts existing on the Closing Date;

                  (c) all rights with respect to Seller's funded pension plans;

                  (d) all intercompany receivables and any note receivables or other obligations of any shareholder to Seller; and

                  (e) Seller's rights to the trademark "Happy/Happy Ice/Happy Spring Water" except that Seller shall license pursuant to the agreement set forth in Schedule 1.2 to Buyer the exclusive use of the trade name "Happy Spring Water" in connection with the Buyer's operations of the Business to the extent of Seller's rights thereto. Such right to use shall cease ten (10) years from the date Buyer first ceases to use the trade name in the ordinary course of business for a period of twelve (12) months.

           1.3    Liabilities.

                  (a) With the sole exception of the liabilities specifically set forth in Section 1.3(b), Buyer will not assume any liabilities, debts or obligations of Seller or any liabilities, debts or obligations relating to or arising from the Assets or Seller's operations.

Without limiting the foregoing, Buyer will not assume any of Seller's liabilities, debts or obligations under or in connection with (i) any employment or labor agreements (except as provided in Section 1.3(b)(iv)), (ii) any pension, welfare, compensation or other employee benefit plans, (iii) the cessation of Seller's operations, dismissal of employees, or termination of employment or labor agreements or pension, welfare, compensation or other benefit plans, or (iv) workers compensation or occupational disease claims.

                  (b) At the Closing hereunder, Buyer will assume only the following liabilities (collectively, the "Assumed Liabilities") by an appropriate instrument of assumption to be executed at Closing and to be in form and substance satisfactory to Buyer and Seller (the "Assumption Agreement"):

     (i) all current liabilities arising from operating expenses incurred in the ordinary course of the Business and outstanding on the Closing Date (so long as the obligee on any such expense is not a shareholder, officer, employee or director of the Seller or a family member or affiliate of a shareholder, officer, employee or director of the Seller);

     (ii) obligations of Seller for future performance under Assigned Contracts; and

     (iii) accounts payable and trade payables incurred in the ordinary course of the Business, notes payable on covenants not to compete and customer deposits (so long as the obligee on any such expense is not a shareholder, officer, employee or director of the Seller or a family member or affiliate of a shareholder, officer, employee or director of the Seller); and

     (iv) accrued vacation and payroll expense.

           1.4 Purchase Price. The purchase price for the Assets (the "Purchase Price") shall be One Million Six Hundred and Fifty Thousand Dollars ($1,650,000) provided that:

                  (a) $1,150,000 of the Purchase Price in cash paid at Closing.

                  (b) $200,000 of the Purchase Price to be paid in the form of a negotiable promissory note ("Promissory Note I") with a term of four (4) years, with interest and principal payable annually, the first payment of which shall be due on the first anniversary of the date of the note, bearing 8% simple rate of interest with the initial payment due on the first anniversary of the date of the note.

     (c) Additional consideration to be paid in the form of a second note ("Promissory Note II"). The principal amount of the Promissory Note II will be determined by multiplying the average annual earnings before interest, taxes, depreciation and amortization ("EBITDA") for the twenty four months following Closing by a factor of 3.67 and subtracting $1,450,000 subject, however to the further condition that in no event shall the principal amount of the Promissory Note II be greater than $200,000. The Promissory Note II will be dated May 1, 1998 and will be due and payable on May 1, 1999 together with interest at the rate of 8% per annum. For purposes of determining the amount of Promissory Note II, EBITDA shall be equal to (i) operating income of the Business determined in accordance with generally accepted accounting principles applied on a consistent basis exclusive of any charges allocated to the Business which are not directly related to the Business plus (ii) all depreciation and amortization included in the determination of operating income of the Business. In the event Seller notifies Buyer that Seller has a concern about the calculation of EBITDA, then Seller and Buyer shall meet within 30 days of such notice to resolve such concerns. If Seller and Buyer are unable to resolve any dispute as to the calculation of EBITDA within 30 days thereafter, then they shall agree to appoint a firm of independent public accountants (other than firms engaged by Seller and Buyer) to resolve such dispute. The determination of the firm so selected shall be final and binding on the parties.

                  (d) Additional consideration to be paid in the form of a promissory note ("Promissory Note III"), in the amount of $100,000, with a sixty day term commencing on the Closing Date.

           1.5 Allocation of Purchase Price. The Purchase Price shall be allocated among the Assets as set forth in Schedule 1.5 which is to be attached within sixty (60) days following Closing. Buyer and Seller agree that each will report the federal, state and local income and other tax consequences of the purchase and sale contemplated hereby in a manner consistent with such allocation and that neither will take any position inconsistent therewith upon examination of any tax return, in any refund claim, in any litigation, or otherwise.

     1.6 The Closing. The Closing shall take place at 10:00 a.m. on April 26, 1996, at the offices of Nixon, Hargrave, Devans and Doyle, LLP, in Rochester, N.Y. or at such other time, date and place as the parties shall agree. The date on which Closing occurs is sometimes referred to herein as the "Closing Date."

           1.7    Deliveries and Proceedings at Closing.  At the Closing:

     (a)  Deliveries by Seller.  Seller will deliver or cause to be delivered to
- - -------------------- Buyer:

     (i) an assignment of the Leases, duly executed and acknowledged by Seller and in recordable form (the "Lease Assignment") together with the landlord's written consent of such assignment;

     (ii) an assignment of the Assigned Contracts, duly executed by Seller (together with the Lease Assignment, the "Assignments");

     (iii) a bill of sale and instrument of assignment to the other Assets, duly executed by Seller;

     (iv) an assignment of all transferable or assignable licenses, permits and warranties relating to the Assets.

     (v) title certificates to any motor vehicles included in the Assets duly executed by Seller (together with any other transfer forms necessary to transfer title to such vehicles);

     (vi) such other instruments of conveyance as shall, in the reasonable opinion of Buyer and its counsel, be necessary to vest in Buyer good, valid and marketable title to the Assets; and

     (vii) the other documents referred to in Section 5.1 hereof.

                  (b)    Deliveries by Buyer.  Buyer will deliver to Seller:

                         (i)      the cash portion of Purchase Price;

                         (ii)    Promissory Notes I, II and III;

                         (ii)    the Assumption Agreement; and

     (iii) the other documents referred to in Section 5.2 hereof.

                  (c) Other Actions At Closing. At the Closing, Buyer and Seller shall make payment of such amounts with respect to the proration of ad valorem taxes and assessments and the payment of transfer and recording fees as may reasonably be required at the Closing in accordance with the terms of this Agreement.

     1.8 Regarding Certain Consents. Nothing in this Agreement shall be construed as an attempt to assign any contract, agreement, permit, franchise, or claim included in the Assets which is by its terms or in law nonassignable without the consent of the other party or parties thereto, unless such consent shall have been given, or as to which all the remedies for the enforcement thereof enjoyed by Seller would not, as a matter of law, pass to Buyer as an incident of the assignments provided for by this Agreement. In order, however, to provide Buyer the full realization and value of every contract, agreement, permit, franchise and claim of the character described in the immediately preceding sentence, Seller agrees that prior to, on and after the Closing, it will, at the request and under the direction of Buyer, in the name of Seller or otherwise as Buyer shall specify, take all such reasonable action and do or cause to be done all such things as shall in the reasonable opinion of Buyer or its counsel be necessary or proper (a) to assure that the rights of Seller under such contracts, agreements, permits, franchises, and claims shall be preserved for the benefit of Buyer and (b) to facilitate receipt of the consideration to be received by Seller in and under every such contract, agreement, permit, franchise, and claim, which consideration shall be held for the benefit of, and shall be delivered to, Buyer. Nothing in this Section shall in any way diminish Seller's obligations hereunder to obtain all consents and approvals and to take all such other actions prior to or at Closing as are necessary to enable Seller to convey or assign valid title to all the Assets to Buyer.

2. REPRESENTATIONS AND WARRANTIES OF SELLER. Seller hereby represents and warrants to Buyer as follows:

           2.1 Organization and Existence. Seller is a corporation duly organized, validly existing and in good standing under the laws of the State of New York. Seller has all requisite power and authority to own or lease its properties and assets as now owned or leased, to carry on its business as and where now being conducted and to enter into this Agreement and perform its obligations hereunder. The copies of Seller's articles of incorporation and bylaws, as amended to date, which have been delivered to Buyer, are correct and complete and are in full force and effect.

     2.2 No Subsidiaries. Seller does not, directly or indirectly, own any stock of, or any other interest in, any other corporation or business entity.

           2.3 Authorization and Enforceability. The execution, delivery and performance of this Agreement have been duly authorized by all necessary corporate action on the part of Seller, including, if necessary, shareholder approval. This Agreement has been duly executed and delivered by Seller, and this Agreement constitutes, and the instruments of transfer contemplated hereby when executed and delivered at the Closing, all subject to the issuance of the Bankruptcy Court Order, will constitute, the legal, valid and binding obligations of Seller, enforceable in accordance with their respective terms.

     2.4 No Violation of Laws or Agreements.  The execution and delivery of this
Agreement  do  not,  and  at  Closing  the   consummation  of  the  transactions
contemplated by this

Agreement and the compliance with the terms, conditions and provisions of this Agreement by Seller, will not (a) contravene any provision Seller's articles of incorporation or bylaws; (b) conflict with or result in a breach of or constitute a default (or an event which might, with the passage of time or the giving of notice or both, constitute a default) under any of the terms, conditions or provisions of any indenture, mortgage, loan or credit agreement or employee benefit plan or any other agreement or instrument to which Seller is a party or by which Seller or any of its assets may be bound or affected, or any judgment or order of any court or governmental department, commission, board, agency or instrumentality, domestic or foreign, or any applicable law, rule or regulation, (c) result in the creation or imposition of any lien, charge or encumbrance of any nature whatsoever upon Seller's assets or give to others any interests or rights therein, (d) result in the maturation or acceleration of any liability or obligation of Seller (or give others the right to cause such a maturation or acceleration), or (e) result in the termination of or loss of any right (or give others the right to cause such a termination or loss) under any agreement or contract to which Seller is a party or by which any of its property may be bound.

     2.5 Inventory. Schedule 1.1(c) which is a materially complete listing and description of Seller's inventory as of the date hereof.

           2.6 No Pending Litigation or Proceedings. There are no actions, suits, investigations, or proceedings pending or, to Seller's best knowledge, threatened against or affecting Seller or any of its assets, at law or in equity, by or before any court or governmental department, agency or instrumentality, and there is no basis for any such action, suit, investigation or proceeding. There are presently no outstanding judgments, decrees or orders of any court or any governmental or administrative agency against or affecting Seller or any of its assets.

           2.7 Contracts; Compliance. Seller does not have any material lease, contract or commitment of any kind, oral or written, formal or informal (including without limitation mortgages, lease agreement, security agreements, agreements relating to the borrowing of money, employment agreements, collective bargaining agreements, powers of attorney, distribution arrangements, patent license agreements, contracts or orders for future purchase or delivery of goods or rendition of services, bonus, pension or retirement plans, accrued vacation pay and group insurance and welfare agreements). All leases, contracts and other commitments to which Seller is a party or by which Seller is bound are in full force and effect; all parties to such leases, contracts and other commitments have complied with the provisions thereof; no such party to Seller's knowledge is in default under any of the terms thereof; and no event has occurred to Seller's knowledge that with the passage of time or the giving of notice or both would constitute a default by any party under any provision thereof.

           2.8 Compliance with Laws. To the best of its knowledge Seller has complied in all material respects with all federal, state and local laws, statutes, ordinances, rules, regulations and orders, (including without limitation those relating to environmental protection, occupational safety and health and equal employment practices) (collectively, "Laws") applicable to it.

           No notice, citation, summons or order has been issued, no complaint has been filed, no penalty has been assessed and no investigation or review is pending or threatened by any governmental or other entity in connection with the Business (a) with respect to any alleged violation by Seller of any of the Laws or (b) with respect to any alleged failure by Seller to have any Authorization required in connection with its business or (c) with respect to any generation, treatment, storage, recycling, transportation or disposal of any hazardous, toxic or polluting substances or waste (including petroleum products) ("Hazardous Substances") used or generated by Seller.

           Seller has not received in connection with the Business any written request for information, notice of claim, demand or other notification that it is or may be potentially responsible with respect to any investigation or clean-up of any threatened or actual release of any Hazardous Substance.

           2.9 Consents. No consent, approval or authorization of, or registration or filing with, any person, including any governmental authority or other regulatory agency, is required in connection with the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby.

           2.10 Title to Personal Property; Condition of Property. Seller owns, and has the power and authority to convey to Buyer, good and marketable title to all of the tangible personal property included in the Assets, free and clear of all pledges, restrictions, claims, options, liens and encumbrances, except for liens for ad valorem taxes not yet due and payable and purchase money security interests arising in the ordinary course of business. Except for this Section 2.10, Seller makes no representation or warranty including, but not limited to implied warranties of merchantability or fitness for a particular purpose, and the Assets are sold "as is", "where is", and "with all faults".

           2.11 Brokerage. Neither Seller nor any direct or indirect shareholder thereof has made any agreement or taken any other action which might cause anyone to become entitled to a broker's fee or commission as a result of the transaction contemplated hereunder except for Capital Formation Group of Rochester, L.P. which has been engaged by the Seller and for which Seller is responsible.

           2.12 Financial Information. Seller has delivered to Buyer certain financial information set forth in Schedule 2.12 (the "Financial Information"). To Seller's knowledge, the Financial Information: (a) is correct and complete and in accordance with the books and records of Seller, and (b) fairly presents the financial condition, assets and liabilities of the Business of Seller as at the respective dates and with respect to the results of operations and changes in financial position for the periods covered thereby.

3. REPRESENTATIONS AND WARRANTIES OF BUYER. Buyer represents and warrants to Seller as follows:

           3.1 Organization and Existence. Buyer is a corporation duly organized, validly existing and in good standing under the laws of Delaware. Buyer has all requisite power and authority to own or lease its properties and assets as now owned or leased, to carry on its business as and where now being conducted and to enter into this Agreement, and perform its obligations hereunder.

           3.2 Due Authorization. The execution, delivery and performance of this Agreement by Buyer have been duly authorized by all necessary corporate action on the part of Buyer, and this Agreement constitutes, and the Assumption Agreement and the other instruments to be delivered by Buyer at Closing, when executed and delivered at Closing, will constitute, the legal, valid and binding obligations of Buyer, respectively, enforceable against Buyer in accordance with their respective terms.

           3.3 No Violation of Laws or Agreements. The execution and delivery of this Agreement do not, and the consummation of the transactions contemplated by this Agreement and the compliance with the terms, conditions and provisions of this Agreement by Buyer will not (a) contravene any provision the articles of incorporation or bylaws of Buyer; (b) conflict with or result in a breach of or constitute a default (or an event which might, with the passage of time or the giving of notice or both, constitute a default) under any of the terms, conditions or provisions of any indenture, mortgage, loan or credit agreement or employee benefit plan or any other agreement or instrument to which Buyer is a party or by which Buyer or any of its assets may be bound or affected, or any judgment or order of any court or governmental department, commission, board, agency or instrumentality, domestic or foreign, or any applicable law, rule or regulation, (c) result in the creation or imposition of any lien, charge or encumbrance of any nature whatsoever upon the assets of Buyer or give to others any interests or rights therein, (d) result in the maturation or acceleration of any liability or obligation of Buyer (or give others the right to cause such a maturation or acceleration), or (e) result in the termination of or loss of any right (or give others the right to cause such a termination or loss) under any agreement or contract to which Buyer is a party or by which any of their property may be bound.

           3.4 Brokerage. Except as disclosed in Section 6.2, Buyer has not made any agreement or taken any other action which might cause anyone to become entitled to a broker's fee or commission as a result of the transactions contemplated hereunder.

4.         CERTAIN OBLIGATIONS OF SELLER PRIOR TO CLOSING.

           4.1 Conduct of Business Pending Closing. From and after the date hereof and pending Closing, and unless Buyer shall otherwise consent or agree in writing, Seller covenants and agrees that:

                  (a) Ordinary Course; Compliance. Seller will maintain its property, equipment and other assets in at least as good order and condition as existed on the date of this Agreement; and, to such end, Seller will continue to retain in its employ employees to maintain its business on the same basis as those employed by Seller as the date hereof. Seller will timely comply with the provisions of all its leases, agreements, contracts and commitments, will obtain, maintain in full force and effect and comply with all Authorizations required under all Laws in connection with their businesses or assets, and will comply in all material respects with all Laws applicable to its businesses or assets.

                  (b)    Material Transactions.  Seller will not:

     (i) Enter into any contract or commitment the performance of which may extend beyond the Closing;

     (ii) Enter into any employment or consulting contract or arrangement with any person which is not terminable at will, without penalty or continuing obligation;

     (iii) Sell, transfer, lease or otherwise dispose of any of its Assets other than Excluded Assets;

     (iv) incur, create, assume or suffer to exist any mortgage, pledge, lien, restriction, encumbrance, tenancy, license, encroachment, covenant, condition, right-of-way, easement, claim, security interest, charge or other matter affecting title on any of its assets or other property'

     (v) Fail to pay when due all taxes, assessments, governmental charges or levies imposed upon it or its income, profits or assets or otherwise required to be paid by it, or fail to pay when due any liability or charge which, if unpaid, might become a lien or charge upon any of its assets;

     (vi) Make, change or revoke any tax election or make any agreement or settlement with any taxing authority;

     (vii) Make or authorize the making of any capital expenditure in excess of $2,500.00;

     (viii) Incur any debt or other obligation for money borrowed;

     (ix) Incur any other obligation or liability, absolute or contingent except in the ordinary course of business and consistent with past practice;

     (x) Waive or permit the loss of any substantial right;

     (xi) Guarantee or become a co-maker or accommodation maker or otherwise become or remain contingently liable in connection with any liability or obligation of any person; or

     (xii) Loan, advance funds or make an investment in or capital contribution to any person.

           4.2 Insurance. Seller shall maintain in full force and effect all policies of insurance currently in effect, or else will obtain, prior to the lapse of any such policy, substantially similar coverage with insurers of recognized standing and approved in writing by Buyer. Seller shall promptly advise Buyer in writing of any change of insurer or type of coverage in respect of the policies in existence on or before January 1, 1996.

           4.3 Fulfillment of Agreements. Seller shall use its best efforts to cause all of the conditions to the obligations of Buyer under Section 5.1 of this Agreement to be satisfied on or prior to the Closing. Seller will promptly notify Buyer in writing of any event or fact which represents or is likely to cause a breach of any of its representations, warranties, covenants or agreements. Seller shall promptly advise Buyer in writing of the occurrence of any condition or development (exclusive of general economic factors affecting business in general) of a nature that is or may be materially adverse to the business, operations, properties, assets, prospects or conditions (financial or otherwise) of Seller. Seller shall obtain, on or before the Closing Date, the consent or approval in writing of all parties whose consent or approval is required in order for Seller to assign to Buyer the Leases.

           4.4 Buyer's Access to Premises and Information. From the date hereof through the Closing, Seller will allow Buyer, and its attorneys, accountants, engineers and other representatives to examine all of the Records, all of the Permits and information regarding them, and all other information regarding the operations of Seller's business and the Assets, and to inspect the premises and the improvements and the other Assets. Unless the parties otherwise agree, all examinations and inspections by Buyer shall take place only during normal business hours upon reasonable advance request by Buyer. Pending the Closing, Buyer will preserve the confidentiality of any information provided by Seller to Buyer relating to Seller which is confidential in nature and, if closing is not held, will return all such information to Seller.

5.         CONDITIONS PRECEDENT.

           5.1 Conditions Precedent to Buyer's Performance. The obligations of Buyer under this Agreement are subject to the satisfaction at or before the Closing, of all of the conditions set forth in this Section 5.1. Buyer may waive any or all of these conditions, in whole or in part, at their sole option.

                  (a) Accuracy of Representations and Warranties. Buyer shall be satisfied, in their sole discretion, that all representations and warranties made by Seller in this Agreement shall be true and correct in all material respects on the date hereof and on and as of the Closing Date, with the same force and effect as though such representations and warranties had been made on that date.

                  (b) Performance. Seller shall have performed, satisfied and complied with all covenants and agreements required by this Agreement to be performed, satisfied or complied with by Seller on or before the Closing Date.

                  (c) Satisfactory Instruments of Transfer. All instruments and documents required on Seller's part to effectuate and consummate the transactions contemplated hereby shall be delivered to Buyer and shall be in form and substance reasonably satisfactory to Buyer and its counsel.

                  (d) Required Consents. All consents and approvals of third parties to the transactions contemplated hereby shall have been obtained, including, but not limited to, approvals required by all applicable regulatory bodies and consents of all lessors under the Leases to the assignments of the Leases.

                  (e) No Litigation or Orders. On the Closing Date, there shall be no pending claim, complaint, suit or proceeding before any court or governmental agency requesting, nor any effective injunction, writ or temporary restraining order or any order of any nature issued by a court or governmental agency directing, that the transactions provided for by this Agreement not be consummated as herein provided.

                  (f) No Controversies. On the Closing Date there will be (i) no strike or other dispute involving any of the Assets or the Premises, and (ii) no proceeding pending or claim made that disputes Seller's performance of the conditions set forth in Section 5.1(f) above or Buyer's right to acquire the Assets free of Seller's liabilities.

     (g) Obligations Under Lease. Seller will have fulfilled all obligations and liabilities and paid all amounts then due under the Lease.

           5.2 Conditions Precedent to Seller's Performance. The obligations of Seller under this Agreement are subject to the satisfaction, at or before the Closing, of all of the conditions set forth in this Section 5.2. Seller may waive any or all of these conditions, in whole or in part, at Seller's sole option.

                  (a) Accuracy of Representations and Warranties. All representations and warranties made by Buyer in this Agreement shall be true and correct in all material respects on the date hereof and on and as of the Closing Date, with the same force and effect as though such representations and warranties had been made on that date.

                  (b) Performance. Buyer shall have performed, satisfied and complied with all covenants and agreements required by this Agreement to be performed, satisfied or complied with by Buyer on or before the Closing Date.

                  (c) Satisfactory Instruments. All instruments and documents required on Buyer's part to effectuate and consummate the transactions contemplated hereby shall be delivered by Buyer and shall be in form and substance reasonably satisfactory to Seller and its counsel.

           5.3    Termination.

     (a) When Agreement May Be Terminated. This Agreement may be terminated at any time prior to Closing:

                         (i)     By mutual consent of Buyer and Seller;

     (ii) By Buyer if there has been a misrepresentation by Seller, a breach by Seller of any of its warranties or covenants, or if any of the conditions specified in Section 5.1 hereof shall not have been fulfilled by the time required and shall not have been waived by Buyer;

     (iii) By Seller if there has been a misrepresentation by Buyer, a breach by Seller of any of its warranties or covenants, or if any of the conditions specified in

Section 5.2 hereof shall not have been fulfilled by the time required and shall not have been waived by Seller;

                  (b) Effect of Termination. In the event of termination of this Agreement by either Seller or Buyer, as provided above, this Agreement shall forthwith terminate and there shall be no liability on the part of either Seller or Buyer or their respective officers or directors, except for liabilities arising from a breach of this Agreement prior to such termination.

6.         CERTAIN ADDITIONAL COVENANTS.

     6.1 Sales Taxes. The Buyer shall be responsible for, and shall pay and file all necessary returns relating to all sales taxes due as a result of the transaction contemplated by this Agreement.

           6.2 Expenses. Each of the parties shall be responsible for and shall pay all of its own expenses incurred in connection with this Agreement and the transactions contemplated hereby, including, without limitation, all legal fees and other expenses incident to the negotiation and preparation of this Agreement.

           6.3    Risk of Loss.

                  (a) The risk of loss, damage or destruction of or to any of the Assets by fire, explosion, windstorm or other casualty ("Casualty Loss") shall remain upon Seller until the Closing. If, prior to the Closing, Seller shall have knowledge of a Casualty Loss, the reasonable repair or replacement cost, whichever is less, of which (singly, or when aggregated with any prior Casualty Loss) is in excess of $50,000 and which Seller elects not to repair or replace prior to the Closing, Seller shall give Buyer prompt written notice thereof, accompanied by a good faith estimate by Seller of the repair cost and replacement cost. In such event Buyer may, at its sole option, terminate this Agreement by giving written notice of termination to Seller no later than (i) fourteen days after the giving of written notice of the Casualty Loss or (ii) the Closing, whichever is earlier, and none of the parties hereto shall have any further rights or obligations to each other hereunder, except that the terms of
Section 4.5 (relating to confidentiality obligations) shall remain unaffected. If Buyer fails to exercise the right to terminate this Agreement as above provided:

     (i) the Closing shall occur in accordance with the terms of this Agreement and Buyer shall acquire and accept the Assets notwithstanding such Casualty Loss;

     (ii) Seller shall have no obligation to repair or replace the Assets involved in such Casualty Loss; and

     (iii) Seller will assign to Buyer all of its right, title and interest in and to all insurance proceeds due as a result of the Casualty Loss and all rights of action therefor.

                  (b) If prior to the Closing Date Seller shall receive written notice of the institution of any proceeding for the condemnation or taking by eminent domain of any of the Assets ("Condemnation Proceeding"), Seller shall give Buyer prompt written notice thereof.
In such event:

     (i) Buyer may terminate this Agreement by giving written notice of termination to Seller no later than (x) fourteen days after the receipt of written notice of such Condemnation Proceeding, or (y) the Closing, whichever is earlier. In the event Buyer exercises such right, this Agreement shall terminate and none of the parties shall have any further rights or obligations to the other pursuant hereto, except that the terms of Section 4.5 (relating to confidentiality obligations) shall remain unaffected.

     (ii) If this Agreement shall not be terminated, the Closing shall occur in accordance with the terms of this Agreement and Buyer shall acquire and accept the Assets notwithstanding the institution of any Condemnation Proceeding, subject to any Condemnation Proceeding, and Seller shall assign to Buyer all of their right, title and interest in and to any awards with respect to the Assets involved in any Condemnation Proceeding and any rights of action therefor as may be made following the Closing.

           6.4 Access to Records After Closing. After the Closing Date, Seller and Buyer will each give to the other party and the representatives of the other party, during normal business hours, such reasonable access to its books, records, files and personnel as may be necessary to allow the other party to obtain information with respect to any claims, demands, audits, suits or matters of a similar nature involving such other party and involving the business, assets or operations of Seller.

           6.5 Further Assurances. On and after the Closing, each party hereto shall take such other action and execute such other documents as may be reasonably requested by any other party hereto from time to time to effectuate or confirm the transfer of the Assets to Buyer in accordance with the terms of this Agreement.

     6.6 Restrictive Covenant. In order to protect VPS in its full beneficial use and enjoyment of the business relationships, marketing techniques and other know-how developed during or prior to its acquisition of Seller, during the term of this Agreement and for an additional period of two years thereafter, Seller on its behalf and on behalf of its officers, directors, agents and employees will not, within the eighteen (18) counties in the State of New York now serviced by Seller, directly or indirectly, own, manage, operate, control, be employed by, participate in, or be connected in any manner with the ownership, management, operation, or control of any business which manufactures similar products as Seller or otherwise does or will compete with the Seller. During the aforesaid period, Seller shall not make any statements or commit any acts (including contacting any of the Company's customers or suppliers) that would in any way be tortiously injurious or materially detrimental to the Company's image, business or supplier or customer relations. The provisions of this Section 6.6 shall survive Closing of this Agreement. It is specifically agreed that Buyer is an intended beneficiary of the non-compete agreement contained in the Asset Purchase Agreement, dated February 28, 1996, and entered into among Seller and HI Acquisition LLC and Kerry Chamberlin with respect to the asset sale of the Ice Division of Happy Ice Corp. and, in consideration thereof, Buyer agrees for a period of 36 months from the Closing Date hereof not to engage in the production, distribution and sale of packaged ice in the same geographical area for which HI Acquisition LLC and Kerry Chamberlin have agreed not to engage in the sale and distribution of bottled spring water pursuant to the aforementioned non-compete agreement.

           6.7 Waiver of Bulk Sales Notification. The Buyer and Seller waive any notification required by any bulk sales or similar law. Seller hereby agrees to indemnify Buyer and its affiliates (including any shareholder, subsidiary and their respective directors, officers and employees) against and hold them harmless from any loss, liability, claim, damage, cost or expense (including reasonable legal fees and expenses and all other costs and expenses incurred in investigating, preparing for or defending any proceeding, commenced or threatened, incident to the foregoing or to the enforcement of this Section 6.7 suffered or incurred by any of them for or on account of or arising from or in connection with the failure of the Seller to give notification pursuant to the applicable bulk sales or similar law and further, Buyer shall have the right of setoff against amounts due under paragraph 1.4 herein for any amounts it may claim pursuant to the indemnity rights set forth in this Section 6.7.

     6.8 Guarantor. Buyer shall cause its parent corporation, Vermont Pure Holdings, Ltd., to guarantee Buyer's obligations under Promissory Notes I, II and III, as described in Section 1.4.

     6.9 Financial Information. For a period of 30 months after Closing, Buyer shall furnish to Seller a copy of the reporting documents filed by its parent entity, Vermont Pure Holdings, Ltd., with the Securities and Exchange Commission at the time such documents are filed. Simultaneously, Buyer shall also furnish to Seller a profit and loss statement for the Business for each fiscal quarter of Vermont Pure Holdings, Ltd. and a statement of

EBITDA for the Business for the same fiscal quarter along with a certificate of the Chief Financial Officer for Vermont Pure Holdings, Ltd. stating that the profit and loss statement and EBITDA were correctly prepared in accordance with generally accepted accounting principles consistently applied and in accordance with this Agreement.

     6.10  Collection  Efforts.  Buyer shall  vigorously and in good faith after
Closing  make  all  reasonable  efforts  to  collect  the  accounts   receivable
transferred to Seller pursuant to this Agreement.

7.         MISCELLANEOUS.

           7.1 Survival of Representations and Warranties. All representations, warranties, covenants and agreements contained in this Agreement, and in any agreements or instruments executed in connection herewith or delivered pursuant hereto, shall survive the Closing of this Agreement and the consummation of the transactions contemplated hereby; provided, however, that all representations and warranties shall only survive for a period of one year from the Closing Date.

           7.2 Exhibits and Schedules. The exhibits and schedules to this Agreement shall be deemed to be incorporated herein by reference and made a part hereof as if set out in full herein.

           7.3 Headings. The headings contained in this Agreement are included for purposes of convenience only and shall not be considered a part of this Agreement in construing or interpreting any provision hereof.

     7.4 Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of New York.

           7.5 Notices. All notices, requests, demands and other communications required or permitted to be given or made under this Agreement shall be in writing and shall be deemed to have been given on the date of delivery personally or of deposit in the United States mail, postage prepaid, by registered or certified mail, return receipt requested, addressed as follows or to such other person or address as either party shall designate:

                         To Seller:

                         Robert E. Witherspoon, Jr.
                         Performance & Leadership Development, Ltd.
                         International Square
                         1825 Eye Street, NW
                         Suite 400
                         Washington, D.C. 20006
                         Phone:  (202) 429 - 2725
                         Fax:      (202) 429 - 9574

                         With a copy to:

                         James A. Locke, III
                         Nixon, Hargrave, Devans & Doyle, LLP
                         Clinton Square
                         P.O. Box 1051
                         Rochester, NY 14604
                         Phone:  (716) 263 - 1633
                         Fax:      (716) 263 - 1600

                         To Buyer:

                         Timothy G. Fallon
                         President/CEO
                         Vermont Pure Springs, Inc.
                         P.O. Box C
                         Randolph, VT 05060
                         Phone: (802) 728 - 3600
                         Fax:    (802) 728 - 4614

                         With a copy to:

                         Kevin F. Berry, Esquire
                         Berry & Martin
                         One South Penn Square
                         Widener Building
                         Philadelphia, PA  19107
                         Phone: (215) 977 - 1100
                         Fax:    (215) 557 - 9670

     7.6 Counterparts. This Agreement may be executed by the parties in counterparts, all of which shall be deemed to constitute one agreement.

           7.7 Assignment; Binding Agreement. This Agreement shall not be assignable, in whole or in part, without the prior written consent of the other parties, provided, however, that Buyer may assign all or any part of its rights or responsibilities hereunder to a corporation controlled by Buyer upon written notice to Seller. Subject to the foregoing, this Agreement shall be binding upon and inure to the benefit of each of the parties hereto, and their respective successors and assigns.

           7.8 Severability of Provisions. If any provision of this Agreement or the application thereof to any person or circumstances shall to any extent be held in any proceeding to be invalid or unenforceable, the remainder of this Agreement, or the application of such provision to persons or circumstances other than those to which it was held to be invalid or unenforceable, shall not be affected thereby, and shall be valid and be enforceable to the fullest extent permitted by law, but only if and to the extent such enforcement would not materially and adversely frustrate the parties' essential objectives as expressed herein.

           7.9 Entire Agreement. This Agreement constitutes the entire agreement between the parties pertaining to the subject matter hereof and supersedes all prior and contemporaneous agreements, representations and understandings of the parties. No modification of this Agreement shall be binding unless executed in writing by all parties hereto, and, to the extent occurring after the entry of the Bankruptcy Court Order, approved by the Bankruptcy Court. No waiver of any of the provisions of this Agreement shall be deemed, or shall constitute, a waiver of any other provision, nor shall any waiver constitute a continuing waiver. No waiver shall be binding unless executed in writing by the party making the waiver.

           IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day, month and year first above written.

WITNESS:                                        HAPPY ICE CORP.



_______________________                        By: __________________________
                                                    Robert E. Witherspoon, Jr.
                                                    Designated Representative
                                                    of the Board of Directors


WITNESS:                                        VERMONT PURE SPRINGS, INC.



________________________                       By:__________________________
                                                    Timothy G. Fallon
                                                    President/CEO